Exhibit 10.22
THE McGRAW-HILL COMPANIES, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
(Amended and restated effective as of January 1, 2008)

THE McGRAW-HILL COMPANIES, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
(Amended and restated effective as of January 1, 2008)
ARTICLE I
PURPOSE
          The purpose of the Plan is to provide funds for retirement or death for Directors (and their beneficiaries) of the Company. It is intended that the Plan will aid in retaining and attracting Directors by providing a means to supplement their standard of living at retirement. The Plan is intended to satisfy the requirements of Section 409A of the Code.
ARTICLE II
DEFINITIONS
          The following words and phrases as used herein shall have the following meanings:
          SECTION 2.01 “AFR” has the meaning set forth in Section 6.02(c) of the Plan.
          SECTION 2.02 “Alternate Annual Rate” has the meaning set forth in Section 6.03(b) of the Plan.
          SECTION 2.03 “Alternate Rate” has the meaning set forth in Section 6.03(a) of the Plan.
          SECTION 2.04 “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Participant’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.
          SECTION 2.05 “Board” means the Board of Directors of the Company.
          SECTION 2.06 “Board Meeting Fees” means the cash compensation paid to a Director for attendance at meetings of the Board and Committees thereof, including without limitation, Board meeting fees, committee meeting fees and fees for serving as chairman of a committee.
          SECTION 2.07 “Change in Control” means the first to occur of any of the following events:
     (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Common

Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.07; or
     (ii) A change in the composition of the Board such that the Directors who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.07, that any individual who becomes a Director subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those Directors who were members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          SECTION 2.08 “Claimant” has the meaning set forth in Section 9.01 of the Plan.
           SECTION 2.09 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.10 “Committee” means the Nominating and Corporate Governance Committee of the Board.
          SECTION 2.11 “Common Stock” means the common stock, $1.00 par value per share, of the Company.
          SECTION 2.12 “Company” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.
          SECTION 2.13 “Deferral Benefit” means the benefit as calculated in Article VI payable to a Participant commencing at his death, Disability or Projected Retirement Date.
          SECTION 2.14 “Deferral Election Agreement” means a deferral agreement, on such form as may be prescribed by the Committee, executed and filed by a Participant prior to the beginning of the first period for which the Participant’s Director Compensation is to be deferred pursuant to the Plan. A new Deferral Election Agreement shall be executed and filed by a Participant for each Director Compensation deferral election.
          SECTION 2.15 “Deferral Benefit Account” means a bookkeeping account maintained by the Company for a Participant representing the Participant’s interest in the Director Compensation credited to such account pursuant to Sections 6.01 and 6.02 of the Plan.
          SECTION 2.16 “Determination Date” means the date on which the amount of a Participant’s Deferral Benefit Account is determined as provided in Sections 6.01 and 6.02 of the Plan. The last day of each calendar month shall be a Determination Date.
          SECTION 2.17 “Director” means an individual who is a member of the Board.
          SECTION 2.18 “Director Compensation” means Retainer and Board Meeting Fees paid by the Company to a Director.
          SECTION 2.19 “Disability” means a Participant”s becoming disabled within the meaning of Section 409A(a)(2)(C) of the Code.

          SECTION 2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.21 “Extension Notice” has the meaning set forth in Section 9.01 of the Plan.
          SECTION 2.22 (a) “Moody’s Bond Index” means the average annual composite yield on Moody’s Seasoned Corporate Bond Yield Index for the preceding five years as determined from Moody’s Bond Record published by Moody’s Investors Services, Inc. (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Committee. For example:

	ANNUAL	1985 MOODY’S
YEAR	AVERAGE	BOND INDEX
1984	13.49%
1983	12.78%
1982	14.94%
1981	15.06%
1980	12.75%

	69.02% ÷ 5 =	13.80%
          (b) “Average Annual Moody’s Rate” means the average annual composite yield on Moody’s Seasoned Corporate Bond Yield Index for the preceding year as determined from Moody’s Bond Record published by Moody’s Investors Services, Inc. (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Committee.
          SECTION 2.23 “Participant” means each individual who participates in the Plan, as provided in Section 4.01 of the Plan.
           SECTION 2.24 “Plan” means The McGraw-Hill Companies, Inc. Director Deferred Compensation Plan, as amended from time to time.
          SECTION 2.25 “Plan Administrator” has the meaning set forth in Section 3.01 of the Plan.
          SECTION 2.26 “Plan Year” means the calendar year; provided that the last Plan Year with respect to a Director who ceases to be a Participant during a calendar year, shall begin on the first day of such calendar year and end on the day such Director ceases to be a Participant.
          SECTION 2.27 “Projected Retirement Date” means April 1 immediately following the Participant attaining age 70, or, if permitted by the Committee at the time a Deferral Election Agreement is filed by a Participant, some other date as specified in the Participant’s Deferral Election Agreement.

          SECTION 2.28 “Retainer” means the cash portion of the amount paid to a Director as compensation for his services in that capacity, including, without limitation, fees for serving as a committee members and fees for serving as chairman of a committee.
ARTICLE III
ADMINISTRATION
          SECTION 3.01 Administration. The Plan shall be administered by the Executive Vice President, Human Resources of the Company (the “Plan Administrator”), who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as he may deem necessary or desirable. Subject to Article IX of the Plan, decisions of the Plan Administrator shall be reviewable by the Committee. Subject to Article IX of the Plan, the Committee shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan.
          SECTION 3.02 Binding Effect of Decisions. Subject to Article IX of the Plan, the decision or action of the Plan Administrator or Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
          SECTION 3.03 Indemnification. To the fullest extent permitted by law, the Plan Administrator, the Committee and the Board (and each member thereof), and any employee of the Company to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
ARTICLE IV
PARTICIPATION
          SECTION 4.01 Eligible Participants. Any individual who was a Participant in the Plan immediately prior to the effective date of this amendment and restatement shall continue to be a Participant on such date, subject to the terms and provisions of the Plan. Thereafter, participation in the Plan shall be limited to such Participants and to other Directors who are not employees of the Company or any of its subsidiaries and who elect to participate in the Plan by filing a Deferral Election Agreement with the Company.
ARTICLE V
DEFERRALS AND ELECTIONS
          SECTION 5.01 Initial Deferral Election Agreement. Each new Participant in the Plan may file an irrevocable Deferral Election Agreement to defer payment of all or part of his Director Compensation to be earned during the Plan Year in which the Director becomes a

Participant in the Plan and to have the Participant’s Deferral Benefit Account credited with such deferred amounts. In order to make a deferral pursuant to this Section 5.01, the Participant must file an executed Deferral Election Agreement with the Company. This Deferral Election Agreement must be filed within 30 days of the date on which the Director becomes eligible to participate in the Plan (or in any other account balance plan described in Treasury Regulation Section 1.409A-1(c)(2)(i)(A), or any successor provision thereto) and shall be effective with respect to compensation earned after the date of filing thereof.
          SECTION 5.02 Annual Deferral Election Agreement. A Participant may file a Deferral Election Agreement on an annual basis to defer payment of all or part of his Director Compensation to be earned during the next succeeding Plan Year and to have the Participant’s Deferral Benefit Account credited with such deferred amounts. In order to make a deferral pursuant to this Section 5.02, the Participant must file an executed Deferral Election Agreement with the Company. The Deferral Election Agreement must be filed not later than, and such Deferral Election Agreement shall become irrevocable on, the last business day prior to the commencement of the Plan Year to which the Deferral Election Agreement relates. Until a Deferral Election Agreement becomes irrevocable, it may be superseded by another Deferral Election Agreement or revoked in writing by the Participant.
          SECTION 5.03 Applicability of Deferral Election Agreement. A Deferral Election Agreement that is not superseded or revoked shall remain effective until the end of the Plan Year.
          SECTION 5.04 Elective Deferred Director Compensation. The amount of Director Compensation that a Director elects to defer in his Deferral Election Agreement shall be credited by the Company to the Participant’s Deferral Benefit Account at such times as the compensation would have been paid had it not been deferred.
ARTICLE VI
DEFERRAL BENEFIT ACCOUNTS
          SECTION 6.01 Accounts. Each Participant’s Deferral Benefit Account, as of each Determination Date, shall consist of the balance of the Participant’s Deferral Benefit Account as of the immediately preceding Determination Date. The Deferral Benefit Account of each Participant shall then be increased by any deferred Director Compensation credited to or reduced by the amount of all distributions, if any, made from such Deferral Benefit Account since the preceding Determination Date.
          SECTION 6.02 Interest Credit. (a) For Director Compensation deferred in 1986, as of each Determination Date, the Participant’s Deferral Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. The Deferral Benefit Account shall be maintained and increased by the monthly equivalent of Moody’s Bond Index plus 6% (up to a maximum of 150% of Moody’s Bond Index) until the Participant’s Projected Retirement Date. Subsequent to the Participant’s Projected Retirement Date, however, Moody’s Bond Index shall no longer be determined annually and shall be deemed to be the Moody’s Bond Index rate in effect during the year of the Participant’s Projected Retirement Date.

In the event that a Participant’s service with the Board ceases prior to his Projected Retirement Date, other than for death or Disability, the Moody’s Bond Index rate shall no longer be determined annually and shall be determined to be the Moody’s Bond Index rate in effect during the Plan Year in which such cessation of services occurs.
          (b) For Director Compensation deferred in excess of the amount deferred by a Participant in 1986 or Director Compensation deferred by a Participant who began deferring subsequent to 1986 that has begun to pay out to such Participant whose service with the Board has ceased prior to January 1, 2004, the interest credit rate shall be deemed to be the Average Annual Moody’s Rate plus 2% (up to a maximum of 150% of the Average Annual Moody’s Rate) in effect during the year of the Participant’s Projected Retirement Date.
          (c) For Director Compensation deferred by a Participant whose service with the Board begins or continues after January 1, 2004, as of each Determination Date, the Participant’s Deferred Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be credited at a rate determined to be in effect for each Plan Year based on 120% of the Applicable Federal Long-Term Rate (“AFR”) as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director Compensation is credited. Subsequent to the Participant’s Projected Retirement Date, however, the AFR shall no longer be determined annually and shall be deemed to be the AFR in effect during the year of the Participant’s Projected Retirement Date. In the event that a Participant’s service with the Board ceases prior to his Projected Retirement Date, other than for death or Disability, the AFR shall no longer be determined annually and shall be determined to be the AFR in effect during the Plan Year in which such cessation of services occurs.
          SECTION 6.03 Alternate Rate. (a) For Director Compensation deferred in 1986, the interest credit rates in Section 6.02(a) of the Plan may be amended to the rate of Moody’s Bond Index as of the Determination Date (the “Alternate Rate”) in the Company’s sole discretion if marginal corporate tax rates are reduced or if any tax leveraged investment vehicle being utilized is no longer appropriate. In the event of a Change in Control, the interest credit rate cannot be changed to the Alternate Rate.
          (b) For Director Compensation deferred in excess of the amount deferred by a Participant in 1986, the interest credit rates in Section 6.02(b) of the Plan may be amended to the rate of the Average Annual Moody’s Rate as of the Determination Date (the “Alternate Annual Rate”) in the Company’s sole discretion if marginal corporate tax rates are reduced or if any tax leveraged investment vehicle being utilized is no longer appropriate. In the event of a Change in Control, the interest credit rate cannot be changed to the Alternate Annual Rate.
          SECTION 6.04 Statement of Accounts. The Company shall submit to each Participant, within 120 days following the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in his Deferral Benefit Account as of the last day of the preceding Plan Year.
          SECTION 6.05 Vesting of Accounts. A Participant shall be 100% vested in his Deferral Benefit Account at all times.

ARTICLE VII
DISTRIBUTIONS
          SECTION 7.01 Retirement Benefit. A Participant shall be entitled to a Deferral Benefit equal to the balance of the amounts credited to his Deferral Benefit Account, as determined under Sections 6.01 and 6.02 of the Plan and as payable in accordance with Section 7.04 as of the Plan, as of Determination Date coincident with or immediately following his Projected Retirement Date.
          SECTION 7.02 Death. If a Participant dies after the commencement of payments of his Deferral Benefit, or if a Participant dies prior to any payments of the balance of the amounts credited to his Deferral Benefit Account, his Beneficiary shall receive a lump-sum payment equal to the balance of the amounts credited to his Deferral Benefit Account as of the Determination Date coincident with or immediately following the date of such Participant’s death.
          SECTION 7.03 Disability. In the event of a Participant’s Disability, such Participant shall receive a lump-sum payment of the balance of the amounts credited to his Deferral Benefit Account as of the Determination Date coincident with or immediately following the date of the Participant’s Disability.
          SECTION 7.04 Payment of Benefit. Upon, or commencing upon, the first day of the first calendar month following the happening of the specified date or the occurrence of the event described in Sections 7.01, 7.02 or 7.03 of the Plan, the Company shall pay to the Participant the applicable portion of the balance of the amounts credited to his Deferral Benefit Account in a lump sum or in equal annual installments, as elected in the applicable Deferral Election Agreement executed and filed by the Participant with the Company. If a Participant elects to receive payments in installments, payment of such portion of the balance of the amounts credited to his Deferral Benefit Account shall be in an amount which amortizes the Deferral Benefit Account balance thereof in equal annual payments of principal and interest over a period not to exceed 15 years. For purposes of determining the amount of the annual payment, the assumed rate of interest shall be the post-retirement rate under the terms of Section 6.02 of the Plan.
          SECTION 7.05 Change in Election. No change in a Participant’s payment election shall be valid unless it is made in a Deferral Election Agreement that is executed and filed with the Company in accordance with this Section 7.05. Any change in a Participant’s payment election with respect to his Deferral Benefit Account may not take effect until at least 12 months after the date on which the election is made in a Deferral Election Agreement that is executed and filed with the Company. The first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

ARTICLE VIII
EFFECT OF CORPORATE TRANSACTIONS
          SECTION 8.01 Change in Control. (a) Notwithstanding anything contained in the Plan to the contrary, in the event of a Change in Control that is a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code, the Company shall immediately pay to each Participant in a lump sum the then remaining balance in his Deferral Benefit Account. The terms of Sections 11.01 and 11.02 of the Plan shall not be applicable following a Change in Control.
          (b) The reasonable legal fees incurred by any Participant to enforce his valid rights under this Section 8.01 shall be paid for by the Company to the Participant in addition to sums otherwise due hereunder, whether or not the Participant is successful in enforcing his rights or whether or not the matter is settled; provided that such payment shall be made not later than the end of the taxable year following the year in which such legal fees are incurred; provided, further, that no such payment shall be made after the last day of the sixth year following the expiration of the period described in Section 9.03 of the Plan.
ARTICLE IX
CLAIMS PROCEDURE
          SECTION 9.01 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Plan Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Plan Administrator shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Plan Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Plan Administrator expects to make a determination (the "Extension Notice") before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made.
          SECTION 9.02 Appeal of Denial. A Claimant whose claim is denied by the Plan Administrator and who wishes to appeal such denial must request a review of the Plan Administrator’s decision by filing a written request with the Committee for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Committee to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Plan Administrator. In connection with that review, the Claimant may submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Committee of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.
          SECTION 9.03 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 9.02 of the Plan or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review.
ARTICLE X
BENEFICIARY DESIGNATION
          SECTION 10.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, entity or entities as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under the Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.
          SECTION 10.02 Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.
          SECTION 10.03 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant’s Beneficiary shall be paid to the Participant’s estate.
          SECTION 10.04 Effect of Payment. The payment under this Article X of the amounts due to a Participant under the Plan to a Beneficiary shall completely discharge the Company’s obligations in respect of the Participant under the Plan.
ARTICLE XI
AMENDMENT AND TERMINATION OF PLAN
          SECTION 11.01 Amendment. The Board or the Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company; provided, however, that, subject to Section 11.03 of the Plan, no amendment shall be effective to decrease or restrict any Deferral Benefit Account at the time of such amendment.
          SECTION 11.02 Company’s Right to Terminate. The Board or the Committee may terminate the Plan at any time with respect to future deferrals of Director Compensation if,

in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board or the Committee may also terminate the Plan in its entirety at any time, and, upon any such termination, the Company shall immediately pay to each Participant in a lump sum the then remaining balance in his Deferral Benefit Account, subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision thereto).
          SECTION 11.03 Section 409A. If, in the good faith judgment of the Committee, any provision of the Plan or any Deferral Election Agreement could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision therein to the contrary, the Committee shall have broad authority to amend or to modify the Plan or any Deferral Election Agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no Deferral Benefit Accounts are subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 11.03 shall be final, conclusive and binding on all persons.
ARTICLE XII
MISCELLANEOUS
          SECTION 12.01 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.
          SECTION 12.02 Nonassignability. Each Participant’s rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
          SECTION 12.03 Rights and Obligations. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders or to limit the rights of the shareholders to remove any Director.

          SECTION 12.04 Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or his Beneficiary, his heirs and legal representatives, and the Company.
          SECTION 12.05 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such other action as may be requested by the Company.
          SECTION 12.06 Withholding. To the extent that the Company is required to withhold any taxes or other amounts from the Participant’s deferred compensation pursuant to any state, federal or local law, such amounts shall first be taken out of the portion of the Participant’s Director Compensation that is not deferred under the Plan. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.
          SECTION 12.07 Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
          SECTION 12.08 Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.
          SECTION 12.09 Headings. The section headings in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.
          SECTION 12.10 Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan. The Plan is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with such intent.